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                                                                     EXHIBIT 2.3



                      FORM OF TECHNOLOGY LICENSE AGREEMENT


         This Technology License Agreement (this "AGREEMENT") is made and entered into as of __________, 1999 (the "EFFECTIVE DATE"), by and between HNC Software Inc., a Delaware corporation having its principal place of business at 5935 Cornerstone Court West, San Diego, California 92121 ("HNC"), and Retek Inc. ("RETEK"), a Delaware corporation having its principal place of business at Midwest Plaza, 801 Nicollet Mall, 11th Floor, Minneapolis, MN 55402 and, solely for purposes of Section 3.3, Retek Information Systems Inc., a Delaware corporation ("RIS").

                                    RECITALS

         A. As of the Effective Date, Retek is a wholly-owned subsidiary of HNC, and RIS is a wholly-owned subsidiary of HNC.

         B. HNC's Board of Directors has determined that it is in the best interests of HNC and its stockholders to separate the businesses of Retek and RIS from HNC's other operations. In furtherance of that objective, HNC has also determined that it is appropriate and desirable for HNC to contribute and transfer to Retek all of the capital stock of RIS which HNC owns (so that RIS will become a wholly-owned subsidiary of Retek), and that Retek issue and sell shares of its common stock in an initial public offering registered under the Securities Act of 1933, as amended, as contemplated by a Separation Agreement among HNC, Retek and RIS dated as of ___________, 1999 (the "SEPARATION AGREEMENT").

         C. HNC has previously given RIS access to certain software and know-how owned by HNC, which RIS has incorporated into certain RIS products, and the parties desire to enter into this Agreement, pursuant to the Separation Agreement, in order to confirm the terms and conditions on which Retek will be licensed, on a non-exclusive basis, to use such HNC software and know-how.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1: CERTAIN DEFINITIONS

For the purposes of this Agreement:

         1.1 "DERIVATIVE WORK" mean any additions, modifications, improvements or enhancements based upon or incorporating the Licensed Technology, such as modifications, enhancements or any other form in which the Licensed Software may be recast, transformed or adapted.


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         1.2 "FIELD OF USE" means, and is limited to, the field of software products and/or software-based services that are both: (a) designed specifically to provide, automate, manage and/or otherwise facilitate any one or more of the following functions or applications for Retailers (as defined below) and/or the members of their Retail Supply Chain (as defined below): the design, manufacture, assembly, shipment, import, storage, delivery, tracking, marketing, merchandising, retail store management, inventory planning, inventory management and/or the pricing of, consumer goods sold at retail; and (b) marketed for ultimate use solely by Retailers and/or the members of their Retail Supply Chain. The "Field of Use" shall not include any functions or applications not expressly described in the preceding sentence, and shall, without limitation, not include any functions or applications relating to risk management.

         1.3 "INTELLECTUAL PROPERTY RIGHTS" means, collectively, all of the following worldwide intangible legal rights, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) patents, patent applications, and patent rights, including any and all continuations, divisions, reissues, reexaminations or extensions thereof;
(ii) rights associated with works of authorship, including but not limited to copyrights, copyright applications and copyright registrations, Moral Rights (as defined below); (iii) rights relating to the protection of trade secrets, know-how and other confidential information, including but not limited to rights in industrial property and all associated information and other confidential or proprietary information; (iv) industrial design rights; and (v) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property; but specifically excluding trademarks, service marks, logos, trade dress, trade names and service names;

         1.4 "LICENSED KNOW-HOW" means the proprietary know-how and trade secrets related to the Licensed Software which were delivered by HNC to Retek in tangible form on or before October 15, 1999, and all Intellectual Property Rights therein.

         1.5 "LICENSED SOFTWARE" means the software described in Exhibit A hereto, in the form in which such software has been delivered by HNC to RIS prior to the Effective Date, and all Intellectual Property Rights therein.

         1.6 "LICENSED TECHNOLOGY" means the Licensed Know-How and the Licensed Software, collectively.

         1.7 "MORAL RIGHTS" means any rights of paternity or integrity, any right to claim authorship of, to object to or prevent any distortion, mutilation or modification of, or other derogatory action in relation to, the subject work, whether or not such would be prejudicial to the author's honor or reputation, to withdraw from circulation or control the publication or distribution of the subject work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral" right.



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         1.8 "PERMITTED DERIVATIVE WORK" means a software product that is a
Derivative Work that is solely within the Field of Use. The term "Permitted Derivative Work" does not include any software product that addresses any different business function or functions than those expressly included within the Field of Use.

         1.9 "RETAILERS" means businesses whose primary business is the sale of consumer goods at retail.

         1.10 "RETAIL SUPPLY CHAIN" means wholesalers, distributors, manufacturers, suppliers, brokers, bailors and transporters of consumer goods sold at retail.

ARTICLE 2: NON-EXCLUSIVE LICENSE GRANT

         2.1 LICENSE GRANT. Subject to the terms, conditions and limitations of this Agreement, HNC hereby grants to Retek a non-exclusive, non-transferable, worldwide, perpetual, royalty-free (except as provided in Article 4 hereof) license under HNC's Intellectual Property Rights:

                  (a) to use Licensed Technology internally and to copy Licensed Software internally, solely (i) for internal purposes, and/or (ii) to create and test Permitted Derivative Works;

                  (b) to market, sell, license and distribute Licensed Software and/or Permitted Derivative Works created by Retek pursuant to the license rights granted in subparagraph 2.1(a) above, but only as an embedded component of a software product that is solely within the Field of Use; and

                  (c) to use Licensed Technology and/or Permitted Derivative Works created by Retek pursuant to the license rights granted in subparagraph 2.1(a) above, in each case only internally and only in order to provide services that are solely within the Field of Use to Retailers and members of their Retail Supply Chains.

         2.2 RESTRICTIONS. Notwithstanding anything herein to the contrary, Retek is not licensed to, and Retek expressly agrees that it shall not (and shall not permit any third party to):

                  (a) provide any third party with access to (i) any source code of any Licensed Software or any Derivative Work of the Licensed Technology, except that Retek's licensees may be provided with source code solely for their internal use without any right to further copy or distribute such source code, which restriction shall be included in all Retek's license agreements with its licensees, or (ii) to any Licensed Know-How in any form whatsoever;

                  (b) sublicense or otherwise allow or permit any third party to create or develop any Derivative Work of any Licensed Technology.



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         In addition, Retek acknowledges and agrees that, except to the extent necessary for Retek to exercise its rights under the licenses granted in this Agreement, Retek is not being granted, and will not hold, any license or other rights whatsoever with respect to HNC's proprietary context vector technology.

         Retek acknowledges and agrees that the restrictions set forth in this
Section 2 constitute a material inducement and consideration for HNC's willingness to grant the licenses set forth in Section 2.1. Any failure of Retek to adhere to these restrictions will be considered a material failure of consideration and a material breach of this Agreement that will entitle HNC to terminate this Agreement and all Retek's rights and licenses hereunder upon written notice to Retek in accordance with the provisions of Section 10.2(b).

         2.3 RESERVATION OF RIGHTS. Retek's rights in the Licensed Technology are hereby limited to those license rights expressly granted to Retek under
Section 2.1 of this Agreement and all rights not expressly granted to Retek herein are expressly reserved and retained by HNC.

         2.4 TRADEMARKS. Nothing herein shall be construed to grant any right or license to Retek to use any of HNC's trademarks, service marks, logos, trade dress, trade names, product names, or service names or goodwill associated therewith.

         2.5 NO RIGHT TO UPDATES, ETC. Neither HNC nor any of its affiliates shall have any obligation whatsoever to provide Retek with any update, upgrade, new version, new release, modification or enhancement of any Licensed Technology.

ARTICLE 3: OWNERSHIP

         3.1 HNC OWNERSHIP. Retek acknowledges that HNC and its suppliers own all right, title and interest in and to the Licensed Technology and all Intellectual Property Rights therein. Retek will not delete or in any manner alter the copyright, or other proprietary rights notices of HNC appearing on or in the Licensed Technology as delivered to Retek. Retek will reproduce such notices on all copies it makes of the Licensed Technology (including Derivative Works of Licensed Technology), in whole or in part. In addition, Retek will use its reasonable efforts to protect HNC's Intellectual Property Rights in the Licensed Technology and will report promptly to HNC any infringement of such rights of which Retek becomes aware. HNC reserves the right at its discretion to assert claims against third parties for infringement or misappropriation of its Intellectual Property Rights in the Licensed Technology and to retain all compensation, damages and other amount payable to HNC with regard to such infringement or misappropriation.

         3.2 RETEK OWNERSHIP. Subject to the license grants set forth in Section
2.1 and HNC's ownership rights described in Section 3.1, Retek will own all worldwide right, title and interest in and to the Permitted Derivative Works created by Retek pursuant to and in accordance with Section 2.1. Retek shall not have or acquire any right, title or interest



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whatsoever in or to any of the Licensed Technology or any Intellectual Property
Rights therein. Notwithstanding the provisions of this Section, Retek shall not exploit any Derivative Works created by Retek in any manner other than the manner in which Retek is expressly licensed to exploit the Licensed Technology or any Permitted Derivative Works under Section 2.1. Neither Retek nor any of its affiliates shall be obligated to license or otherwise provide HNC any Derivative Works of the Licensed Technology for HNC's use.

         3.3 DFM. The parties acknowledge and agree that: (a) Retek currently markets a software product known as the "Demand Forecasting Module" (the "DFM"), which was originally known as "SkuPlan"; (b) the DFM was originally developed by HNC and its formerly existing wholly-owned subsidiary Neil Thall Associates, Inc., a Georgia corporation ("NTA") that was merged with and into RIS, with use of Underlying Technology (as defined below); and (c) the DFM has been further developed by RIS with the support and assistance of HNC and use of Underlying Technology (as defined below). The parties further acknowledge and agree that:
(a) RIS owns the DFM, subject to HNC's retained ownership of the Underlying Technology (as defined below); (b) HNC shall retain ownership of the Underlying Technology and all Intellectual Property Rights associated therewith; and (c) Retek is hereby granted by HNC a perpetual, non-exclusive, irrevocable, worldwide, royalty-free license to (i) use the Underlying Technology to develop products and services with functions and applications that are solely within the Field of Use; and (ii) market, sell, license and distribute the Underlying Technology as an embedded component of the DFM and other products and services with functions and applications that are solely within the Field of Use. The term "UNDERLYING TECHNOLOGY" means any software, technology, know-how, proprietary techniques and other trade secrets that HNC provided to NTA or RIS at any time prior to October 15, 1999 for the purpose of developing the DFM and/or any prior version of the DFM. Retek acknowledges and agrees, on behalf of itself and RIS, that HNC shall be entitled to freely use, develop, license, sell, lease, market and commercially exploit any Underlying Technology in any manner.

ARTICLE 4: ROYALTIES

         In the event that HNC's grant, or Retek's exercise, of any of the license rights set forth in this Agreement triggers an obligation on the part of HNC or any of its affiliates to pay any royalty or other payment to a third party by virtue of any agreement or fact existing on or before the Effective Date, then Retek shall be responsible for the payment of such royalties or other payments in full and shall indemnify HNC against all such royalties and other payments.

ARTICLE 5: WARRANTY DISCLAIMER

         THE LICENSED TECHNOLOGY IS PROVIDED ON AN "AS IS" BASIS WITHOUT WARRANTY OF ANY KIND AND HNC AND ITS SUPPLIERS HEREBY DISCLAIM ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR PARTICULAR PURPOSE. HNC DOES NOT WARRANT THAT THE LICENSED TECHNOLOGY IS ERROR-FREE OR THAT IT



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WILL MEET RETEK'S REQUIREMENTS OR THAT THE OPERATION OF THE LICENSED TECHNOLOGY
WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ERRORS IN THE LICENSED TECHNOLOGY OR NONCONFORMITY TO ITS DOCUMENTATION CAN OR WILL BE CORRECTED.

ARTICLE 6: CONFIDENTIAL INFORMATION

         6.1 DEFINITION. "CONFIDENTIAL INFORMATION" means confidential and proprietary information of HNC and its affiliates ("DISCLOSING PARTY") that is disclosed to Retek and its affiliates (collectively, "RECEIVING PARTY") which, in the case of written information, is marked "confidential" or "proprietary" and which, in the case of information disclosed orally, is identified at the time of the disclosure as confidential and proprietary and will be summarized and confirmed in writing as such by the Disclosing Party within thirty (30) calendar days of the disclosure. Confidential Information shall not include information that: (i) is now or subsequently becomes generally available to the public through no fault or breach of the Receiving Party; (ii) is independently developed by the Receiving Party after the Effective Date without the use of any Confidential Information of Disclosing Party; or (iii) the Receiving Party rightfully obtains from a third party who has the right to transfer or disclose it. Notwithstanding anything herein to the contrary, each party acknowledges that all of the Licensed Technology (in any form) shall be deemed "Confidential Information" of HNC for all purposes of this Agreement, whether or not it is so marked or designated by HNC.

         6.2 NONDISCLOSURE. The Receiving Party shall not disclose, publish, or disseminate the Confidential Information of the Disclosing Party to anyone other than those of such Receiving Party's employees and consultants with a need to know, or as may by required by legal process, and the Receiving Party agrees to use the same degree of care that it takes to hold in confidence its own most valuable proprietary information, but not less than reasonable care, to prevent any unauthorized use, disclosure, publication, or dissemination of the Disclosing Party's Confidential Information. The Receiving Party agrees to accept and use the Disclosing Party's Confidential Information only for the purpose of carrying out its authorized activities under this Agreement. In the event a Receiving Party is required to disclose Disclosing Party's Confidential Information by an order of a court or governmental agency, then the Receiving Party shall first give written notice to the Disclosing Party to allow the Disclosing Party to make a reasonable effort to obtain a protective order or other confidential treatment for the Confidential Information.

ARTICLE 7: INJUNCTIVE RELIEF

         Retek acknowledges that any breach of its obligations under this Agreement with respect to the Licensed Technology, HNC's Intellectual Property Rights or HNC's Confidential Information or any failure by Retek to use Licensed Technology strictly in accordance with the license rights granted to Retek under
Section 2.1 of this Agreement and the additional restrictions contained in
Section 2.2 of this Agreement will cause HNC irreparable injury for which there are inadequate remedies at law, and therefore, HNC will be entitled to equitable relief (including but not limited to injunctive relief and the remedy of



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specific performance) in addition to all other rights and remedies provided by this Agreement or available at law.

ARTICLE 8: INDEMNITY

         Retek will be solely responsible for any commercial or legal liability that may arise as a result of Retek's exercise of any of the license rights granted by HNC to Retek under this Agreement, and Retek shall defend, indemnify, and hold HNC harmless from and against any and all suits, claims, proceedings, judgments, awards, damages, loss, liability, cost and expenses (including without limitation reasonable attorney's fees and other related costs) that are incurred or suffered by HNC or any of its affiliates, directors, officers, employees, or agents to the extent they arise or result, directly or indirectly, from (i) Retek's exercise of any license or other rights granted to Retek under this Agreement; or (ii) the conduct of Retek's business directly or through any affiliate of Retek.

ARTICLE 9: EXCLUSION OF DAMAGES; LIMITATION OF LIABILITY

         (a) IN NO EVENT SHALL HNC BE LIABLE TO RETEK OR TO ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF USE, DATA, BUSINESS OR PROFITS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE, OPERATION OR PERFORMANCE OF ANY OF THE LICENSED TECHNOLOGY, WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE, AND WHETHER OR NOT HNC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.

         (b) IN NO EVENT SHALL HNC'S AGGREGATE CUMULATIVE TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED $10,000.

         (c) THIS SECTION IS A MATERIAL INDUCEMENT AND CONDITION TO HNC FOR ENTERING INTO THIS AGREEMENT.

ARTICLE 10: TERM AND TERMINATION

         10.1 TERM. This Agreement will commence on the Effective Date and will remain in full force and effect thereafter unless terminated in accordance with the terms of this Agreement.

         10.2 MATERIAL BREACH.

         (a) Subject to the provisions of Section 10.2(b), HNC shall have the right to immediately terminate this Agreement and all licenses granted by HNC hereunder upon written notice to Retek if Retek breaches any material term or condition of this Agreement and fails to



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fully cure such breach within thirty (30) days after receiving written notice of such breach from HNC.

         (b) Notwithstanding the foregoing provisions of Section 10.2(a), and in addition to HNC's rights under Section 10.2(a), HNC shall have the right to immediately terminate this Agreement and all licenses granted by HNC hereunder upon written notice to Retek if Retek breaches any of its obligations under
Section 2.1 or Section 2.2 of this Agreement and fails to fully cure such breach within four (4) business days after receiving written notice of such breach from HNC.

         10.3 INSOLVENCY. Either party shall have the right to terminate this Agreement immediately upon notice to the other party if the other party: (a) becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (b) becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

         10.4 CERTAIN OTHER EVENTS OF TERMINATION.

         (a) Upon the occurrence of (i) any breach or violation by Retek of its obligations under Section 5.5 (Certain Post-Distribution Transactions) of the Separation Agreement; or (ii) the occurrence of any event that would trigger an indemnification obligation of Retek under Section 5.5 of the Separation Agreement, HNC shall be entitled to immediately terminate this Agreement and all Retek's rights and licenses hereunder upon giving written notice to Retek.

         (b) Upon the occurrence of any Change of Control (as defined below) this Agreement and all Retek's rights and licenses hereunder shall automatically terminate unless, prior to the occurrence of such Change of Control, HNC has consented to such Change of Control in a writing executed by an officer of HNC; provided that HNC will not unreasonably withhold its consent to the consummation of a Change of Control. For purposes of the preceding sentence, HNC will be deemed to have reasonably withheld its consent to a Change of Control if any person or entity who would acquire direct or indirect control (as defined below) of Retek pursuant to such Change of Control then conducts a business that is directly or indirectly competitive with a business then conducted by HNC or any of its affiliates. As used herein, the term "CHANGE OF CONTROL" means: (i) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of Retek's assets; or (ii) a merger or consolidation in which Retek is not the surviving corporation or in which, if Retek is the surviving corporation, the shareholders of Retek immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, own stock or other securities of Retek that possess a majority of the voting power of all Retek's outstanding stock and other securities and the power to elect a majority of the members of Retek's board of directors; or (iii) a transaction or series of related transactions (which may include without limitation a tender offer for Retek's stock or the issuance, sale or



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exchange of stock of Retek) if the shareholders of Retek immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own stock or other securities of Retek that possess a majority of the voting power of all Retek's outstanding stock and other securities and the power to elect a majority of the members of Retek's board of directors. ""As used herein, the term "CONTROL" (including, with correlative meanings, the terms, "CONTROLS" "CONTROLLING", "CONTROLLED BY" or "UNDER COMMON CONTROL WITH") with respect to a designated person means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors (or other persons acting in similar capacities) of such person or otherwise to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

         10.5 CESSATION OF BUSINESS. In the event Retek winds up, dissolves or otherwise ceases doing business, HNC shall be entitled to terminate this Agreement immediately upon written notice to Retek.

         10.6 EFFECT OF TERMINATION. Upon termination of this Agreement: (a) the rights and licenses granted to Retek pursuant to this Agreement will automatically terminate, and (b) Retek shall, within thirty (30) days, ship to HNC or destroy (including purging from any system or storage media) all items all Licensed Technology and other Confidential Information in its possession or control, and an officer of Retek shall certify in writing that Retek as complied with the provisions of this Section. However, termination of this Agreement will not terminate customer software licenses validly granted by Retek in accordance with this Agreement prior to the effective date of termination of this Agreement.

         10.7 NONEXCLUSIVE REMEDY. Termination of this Agreement by either party will be a nonexclusive remedy for breach and will be without prejudice to any other right or remedy of such party.

         10.8 NO DAMAGES FOR TERMINATION. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION INCIDENTAL OR CONSEQUENTIAL DAMAGES, DAMAGES FOR THE LOSS OF GOODWILL, PROSPECTIVE PROFITS OR ANTICIPATED INCOME, OR DAMAGES RESULTING FROM ANY EXPENDITURES, INVESTMENTS, LEASES OR COMMITMENTS MADE BY EITHER PARTY ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

         10.9 SURVIVAL. The rights and obligations of the parties under the following Articles of this Agreement shall survive any termination of this
Agreement: Article 3 (Ownership), Article 4 (Royalties), Article 5 (Warranty Disclaimer) Article 6 (Confidentiality), Article 7 (Injunctive Relief), Article 8 (Indemnity), Article 9 (Exclusion of Damages), Article 10 (Term and Termination) and Article 11 (General Provisions).



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ARTICLE 11: GENERAL PROVISIONS

         11.1 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the internal laws of the State of California, without reference to its conflict of law rules.

         11.2 COMPLIANCE WITH LAWS. Retek agrees to comply in all material respects with all applicable laws, rules, and regulations in connection with its activities under this Agreement, including without limitation, any applicable export controls imposed by the U.S. Export Administration Act of 1978, as amended (the "ACT") and the regulations promulgated under the Act.

         11.3 ASSIGNMENT. Retek may not assign this Agreement or assign its license rights hereunder in whole or in part without HNC's prior written consent. Any attempt to assign this Agreement or assign or sublicense Retek's license rights hereunder without such consent will be void and of no effect. For purposes of this Agreement, any Change of Control (as defined in Section 10.4(b)) shall be governed by the provisions of Section 10.4(b) and not the provisions of this Section 11.3. Subject to the terms of this Section 11.3, this Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

         11.4 ATTORNEYS' FEES. In the event that any action or proceeding is brought in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees following a final judgment.

         11.5 SEVERABILITY. If for any reason a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, then that provision of the Agreement will not be voided, but rather will be enforced to the maximum extent legally permissible and the other provisions of this Agreement will remain in full force and effect.

         11.6 INDEPENDENT CONTRACTOR. The parties to this Agreement are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

         11.7 NOTICES. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt. All communications to a party will be sent to the address of the party set forth in the preamble above or to such other address as may be specified by such party to the other in accordance with this Section. Either party may change its address for notices under this Agreement by giving written notice to the other party by the means specified in this Section.



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         11.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

         11.9 ENTIRE AGREEMENT. This Agreement, together with the Separation Agreement, constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior and contemporaneous agreements, communications, and understandings (both written and oral) regarding such subject matter.

         11.10 MODIFICATION. No modification to this Agreement, nor any waiver of any rights, shall be effective unless consented to in writing and the waiver of any breach or default shall not constitute a waiver of any other right or of any subsequent breach or default.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.


HNC SOFTWARE INC.                      RETEK INC.

By: ___________________________        By: ___________________________________
Name: _________________________        Name: _________________________________
Title: ________________________        Title: ________________________________

                                       SOLELY FOR PURPOSES OF SECTION 3.3

                                       RETEK INFORMATION SYSTEMS, INC.

                                       By:  __________________________________
                                       Name:  ________________________________
                                       Title:  _______________________________
                                       l








                [SIGNATURE PAGE TO TECHNOLOGY LICENSE AGREEMENT]



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                                    EXHIBIT A
                                       TO
      TECHNOLOGY LICENSE AGREEMENT BETWEEN HNC SOFTWARE INC. AND RETEK INC.

                                LICENSED SOFTWARE

     The Licensed Software consists of the following items of software:

     1)  SELECTPROFILE

         The SelectProfile software delivered to Retek on or about November 1998, which embodies HNC context vector technology and which includes modules for:

         (a) context vector learning: representing transactional data with high dimensional vectors ("CVs"), and learning the relationships between items of transactional data.

         (b) context vector profiling of transaction streams: representing consumers, merchants, and products, or other entities using CVs, based on their respective aggregate transactions.

         (c) context vector comparison: comparing CV's with each other to determine similarity, including but not limited to determining similarities between consumers, merchants, and/or products.

         (d) context vector clustering: grouping CV's clusters, and creating summary vectors to represent the clusters, including but not limited to the creation of merchant clusters, consumer clusters, and/or product clusters.

         (e) fast vector storage and retrieval: efficient storage of CVs and high speed retrieval of CVs.

     2)  MARKDOWN MANAGEMENT

         The Markdown Management software delivered to Retek on or about February 15th, 1999, which embodies dynamic programming technology for optimizing retail pricing to maximize profit.


     3)  MULTI-ECHELON INVENTORY MANAGEMENT

         The Multi-Echelon Inventory Management software delivered to Retek on or about March 15th, 1999 which embodies re-enforcement learning technology to optimize retail inventory across multiple stores and multiple distribution centers.



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